[LANGER LOGO OMITTED]

CONTACT:     W. Gray Hudkins
             Chief Operating Officer
             (631) 667-1200, ext. 226

                              FOR IMMEDIATE RELEASE
                              ---------------------

             LANGER, INC. ENGAGES THE INVESTMENT BANKING FIRM OF
            MORGAN JOSEPH TO ASSIST WITH ITS ACQUISITION PROGRAM

         DEER PARK, N.Y., June 28, 2005 -- Langer, Inc. (NASDAQ: GAIT) today announced that it has engaged the investment banking firm of Morgan Joseph & Co.
Inc. to assist the Company with its strategic acquisition program targeting, among others, companies involved in consumer- and medically-oriented personal care products, skincare product groups, cosmeceuticals, cosmetics, hair care and related products, as well as certain orthopedic and consumer healthcare products, designed to expand and complement its current orthopedic and skincare businesses.

         Langer expanded the scope of its acquisition strategy with the
September 2004 combination with Silipos, Inc., a leading designer, manufacturer and marketer of gel-based products focusing on the medical and skincare markets.
Silipos provided Langer with proprietary products, a sales network and strong distribution channels, particularly among medical distributors, as well as an entrance into the multi-billion dollar skincare market. Silipos sells its products under the brand names Silipos, Geligne, and NouveauDerm.

         "Our acquisition program is aimed at augmenting Langer and Silipos'
product offerings and sales channels. Specifically, we are targeting the acquisition of manufacturing companies in various segments of the personal care market that complement our current business and further our goal of building a sizable platform in this sector," said Warren B. Kanders, Chairman of the Board of Directors. "Morgan Joseph, which has special expertise in the middle market, is expected to assist us in executing our acquisition strategy, growing the
Company by targeting acquisitions aimed at gaining access to new sales channels, acquiring new product lines, increasing penetration of existing markets, and achieving entry into new market sectors."

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         On June 15, 2005, Langer successfully completed a public offering of
5,000,000 common shares at $6.50 per share, resulting in net proceeds, before expenses, to the Company of approximately $30.2 million and increasing the number of shares outstanding to approximately 9.398 million. Of the net proceeds, approximately $16.5 million is expected to be used to repay outstanding debt and promissory notes, with the balance to be used for working capital and other general corporate purposes.

ABOUT LANGER

         Langer, Inc., together with its wholly owned subsidiary Silipos, Inc., is a leading provider of high quality medical products targeting the orthopedic, orthotic and prosthetic markets. In addition, the Company offers a diverse line of skincare products for the medical and therapeutic markets. The Company sells its products primarily in the U.S. and Canada as well as in more than 30 other countries to national, regional, international and independent medical distributors and directly to healthcare professionals. Langer is based in Deer
Park, New York and has additional manufacturing facilities in Niagara Falls, New
York, Anaheim, California, Montreal, Canada, Stoke-on-Trent, UK as well as sales and marketing offices in Ontario, Canada and New York, New York.

ABOUT MORGAN JOSEPH

         Morgan Joseph & Co. Inc., a New York-based investment banking firm serving middle market companies, provides a full range of investment banking services, including M&A and restructuring advice, equity and debt private placements, public offerings, and equity and high yield research and trading, to middle market businesses.

         Certain matters discussed in this press release constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. The Company may use words such as "anticipates," "believes," "plans," "expects," "intends," "future"
and similar expressions to identify forward-looking statements. These risks and uncertainties are described in the Company's filings with the Securities and
Exchange Commission, including the Company's Registration Statement on Form S-1, its 2004 Form 10-K and most recently filed Form 10-Qs and Form 8-Ks.

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